Exhibit 99.1

PRESS RELEASE

SOURCE: WPCS International Incorporated

WPCS Settles Debt

with Zurich American Insurance Company

Progress Continues on Reducing Company’s Liabilities

SUISUN CITY, CA - (Marketwired – February 23, 2015) - WPCS International Incorporated (NASDAQ: WPCS), which specializes in contracting services for communications infrastructure, today announced that it has entered into a settlement agreement with Zurich American Insurance Company (“Zurich”) that management believes significantly improves the Company’s financial condition and clearly demonstrates that its restructuring plan continues to be implemented as contemplated.

On February 20, 2015, the Company entered into a Settlement and Mutual Release Agreement with Zurich (the “Zurich Agreement”) which provides for the payment to Zurich of $650,000 to settle the Company’s outstanding balance of approximately $1,850,000 that had been in default and was previously due in full on December 31, 2013, under an existing forbearance agreement with Zurich. Upon execution of the Zurich Agreement, the Company paid Zurich $200,000, with the remaining balance of $450,000 payable in 10 equal monthly installments of $45,000.

Sebastian Giordano, Interim Chief Executive Officer, stated, "We are extremely pleased to have amicably resolved this issue. On the heels of having recently eliminated the $898,000 in secured convertible debt, the $500,000 secured note, and $735,000 of unsecured promissory notes, this is yet another positive step forward. Debt reduction is a critical component of successfully executing our restructuring plan and improving the Company’s financial position. We will continue to aggressively pursue all viable options to strengthen our balance sheet, while simultaneously working on improving operations and identifying growth opportunities.”

As part of the Zurich Agreement, Zurich is still entitled to receive a customer payment in the amount of approximately $324,000 related to the Company’s previous Cooper Medical Center of Rowan University project in Camden, New Jersey (the “Cooper Project”) for the Camden County Improvement Authority (the “CCIA”), but only if such amount is collected by the Company. Moreover, conditioned upon receipt of the full settlement amount, Zurich has agreed to release all of its entire right, title and interest in and to the Cooper Project, against which the Company recently filed an action to recover approximately $2,400,000 from the CCIA.

About WPCS

WPCS provides communications infrastructure contracting services to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the Company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward-looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The Company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the Company undertakes no obligation to update forward-looking statements.

CONTACT:

David Allen

Chief Financial Officer

707-759-6008